CERTIFICATE OF DESIGNATION OF
                         SERIES A PREFERRED STOCK

                                    OF

                               INDENET, INC.

It is hereby certified that:

     1. The name of the Company (hereinafter called the "Company") is Indenet, Inc.,a Delaware corporation.

     2. The certificate of incorporation of the Company authorize the issuance of Ten Million (10,000) shares of preferred stock, $.0001 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has previously created a Series B Preferred Stock, $.0001 par value, with 250,000 authorized shares and 216,667 shares outstanding and has adopted the following resolutions creating a Series A issue of Preferred Stock:

     RESOLVED, that One Thousand Two Hundred (1,200) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated Series A Preferred Stock, $.0001 par value per share, and shall possess the rights and preferences set forth below:

     Section 1. Designation and Amount. The shares of such series shall have a par value of $.0001 per share and shall be designated as Series A Preferred Stock (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be One Thousand Two Hundred (1,200). The Series A Preferred Stock shall be offered at a purchase price of Ten Thousand Dollars ($10,000) per share (the "Original Series A Issue Price"), with a six percent (6%) per annum accretion rate as set forth herein.

     Section 2. Rank. The Series A Preferred Stock shall rank: (i) junior to the Series B Preferred Stock and to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock, $.001 par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     Section 3. Dividends. The Series A Preferred Stock will bear no dividends, and the holders of the Series A Preferred
Stock ("Holders") shall not be entitled to receive dividends on the Series A Preferred Stock.

     Section 4.     Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the Original Series A Issue Price for each outstanding share of Series A Preferred Stock and (ii) an amount equal to six percent (6%) of the Original Series A Issue Price per annum for the period that has passed since the date that, in connection with the consummation of the purchase by Holder of shares of Series A Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series A Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

          (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

          (c) At each Holder's option, a sale, conveyance or disposition of all or substantially all of the assets of the Company to a private entity, the common stock of which is not publicly traded, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided further that an event described in the prior clause that the Holder does not elect to treat as a liquidation and a consolidation, merger, acquisition, or other business combination of the Company with or into any other company or companies shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated pursuant to Section 5(f) hereof.

          (d) In the event that, immediately prior to the closing of a transaction described in Section 4(c) which would constitute a liquidation event, and the cash distributions required by Section 4(a) or Section 6, the Company shall either:
(i) cause such closing to be postponed until such cash distributions have been made, or (ii) cancel such transaction, in which event the rights of the Holders of Series A Preferred Stock shall be the same as existing immediately prior to such proposed transaction.

     Section 5.     Conversion.  The record Holders of this
Series A Preferred Stock shall have conversion rights as follows
(the "Conversion Rights"):

          (a) Right to Convert. Each record Holder of Series A Preferred Stock shall be entitled (at the times and in the amounts set forth below) and subject to the Company's right of redemption set forth in Section 6(a), at the office of the Company or any transfer agent for the Series A Preferred Stock (the "Transfer Agent"), to convert (in multiples of one (1) share of Series A Preferred Stock), either pursuant to an effective shelf registration statement for the Common Stock issuable upon conversion of the Series A Preferred Stock under the Securities Act of 1933, as amended (the Registration Statement ) or, if the Registration Statement is not effective, then pursuant to Regulation S and applicable exemptions, as follows: (x) up to one-third (1/3) of the shares of Series A Preferred Stock initially issued to such Holder at any time beginning sixty (60) days following the date of the last closing of a purchase and sale of Series A Preferred Stock that occurs pursuant to the offering of the Series A Preferred Stock by the Company (the "Last Closing Date") and at any time thereafter, (y) up to an additional one-third (1/3) of the shares of Series A Preferred Stock initially issued to such Holder at any time beginning ninety (90) days following the Last Closing Date and at any time thereafter, and (z) all remaining Series A Preferred Stock held by such Holder at any time beginning one hundred twenty (120) days following the Last Closing Date (each of the time periods referenced in subclauses (x), (y) and (z) is hereinafter referred to singularly as a Conversion Gate ) at the office of the Company or any Transfer Agent for the Series A Preferred Stock, into that number of fully-paid and non-assessable shares of Common Stock (defined in Section 2) of the Company calculated in accordance with the following formula (the "Conversion Rate"):

Number of shares issued upon conversion of one (1) share of Series A Preferred Stock =

           (.06)(N/365)(10,000)/ +         10,000/
           5 Day Average Price            Conversion Price

where,

 .    5 Day Average Price = 100% the average Closing Bid Price, as that term is defined below, of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion.

 .    N= the number of days between (i) the date that, in
     connection with the consummation of the initial purchase by Holder of shares of Series A Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series A Preferred Stock for which conversion is being elected, and
     (ii) the applicable Date of Conversion (as defined in Section 5(c)(iv) below) for the shares of Series A Preferred Stock for which conversion is being elected, and

 .    Conversion Price = the lesser of (x) $7.00 (the "Fixed
     Conversion Price"), or (y) 85% of the average Closing Bid Price, as that term is defined below, of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion, as defined below (the Variable Conversion Price ).

     For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the Nasdaq National Market System, or if no longer traded on the Nasdaq National Market, the closing bid price on the Nasdaq Small Cap Market or the principal national securities exchange on which the Common Stock is so traded and if not available, the mean of the high and low prices on the principal national securities exchange or the Nasdaq Stock Market on which the Common Stock is so traded.

          (b)  Corporation's Intention to Redeem.
Notwithstanding anything contained in this Certificate of Designation of Series A Preferred Stock ( Certificate of Designation ) to the contrary, the Company intends to exercise its discretion to redeem Series A Preferred Stock pursuant to
Section 6(a) in the event that the exercise of conversion rights by the Holders of the Series A Preferred Stock pursuant to
Section 5(a) above or in the event of an automatic conversion pursuant to Section 5(e) above would result in the issuance of greater than 2,394,605 shares of Common Stock in the aggregate pursuant to conversion of Series A Preferred Stock.

          (c)  Mechanics of Conversion.   In order to convert
Series A Preferred Stock into full shares of Common Stock, the Holder shall (i) fax, on or prior to 11:59 p.m., New York City time (the Conversion Notice Deadline ) on the date of conversion, a copy of a fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company (with a copy to its designated transfer agent (the Transfer Agent ) for the Series A Preferred Stock, by facsimile) stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series A Preferred Stock to be converted, the applicable conversion price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier, for either overnight or two (2) day delivery to the office of the Transfer Agent, the original certificates representing the Series A Preferred Stock being converted (the Preferred Stock Certificates ), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). In the case of a reasonable dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) business days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify Company and Holder of the results no later than two (2) business days from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

               (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series A Preferred Stock into Common Stock.

               (ii) Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall, no later than 6:00 p.m. (New York City time) on the third (3rd) business day (the Deadline ) after receipt by the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

               (iii) No Fractional Shares. If any conversion of the Series A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next higher number of shares.

               (iv) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date such Notice of Conversion is faxed to the Company, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company before 5:00 p.m., New York City time, on the Date of Conversion, and (ii) that the original Preferred Stock Certificates representing the shares of Series A Preferred Stock to be converted are surrendered by depositing such certificates with a common courier for either overnight or two
(2) day delivery, as provided above, and received by the Transfer Agent or the Company within five (5) business days thereafter. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion. If the original Preferred Stock Certificates representing the Series A Preferred Stock to be converted are not received by the Transfer Agent or the Company within five (5) business days after the Date of Conversion or if the facsimile of the Notice of Conversion is not received by the Company or its designated Transfer Agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the Company's option, may be declared null and void.

          (d) Reservation Number of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (e) Automatic Conversion. Each share of Series A Preferred Stock outstanding on the date which is three (3) years after the Last Closing Date (the Automatic Conversion Date ) automatically shall be converted into Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) above), and the Automatic Conversion Date shall be deemed the Date of Conversion with respect to such conversion.

          (f)  Adjustment to Conversion Rate.

               (i)  Adjustment to Fixed Conversion Price Due to
Stock Split, Stock Dividend, Etc.   If, prior to the conversion
of all of the Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

               (ii) Adjustment to Variable Conversion Price. If, at any time when any shares of the Series A Preferred Stock are issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the Series A Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five
(5) trading days immediately preceding the Date of Conversion.

               (iii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets or there is a change of control transaction not deemed to be a liquidation pursuant to Section 4(c), then the Holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(f)(iii) unless (a) it first gives thirty (30) business days, if commercially practicable, but in no event less than twenty (20) business days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its shares of Series A Preferred Stock into Common Stock) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation of the Company under this Certificate of Designation, including the obligation of this subsection 5(f)(iii).

               (iv) No Fractional Shares. If any adjustment under this Section 5(f) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

     Section 6.     Redemption by Company.

          (a) Company's Right to Redeem Upon Receipt of Notice of Conversion At the time of receipt of a Notice of Conversion pursuant to Section 5, the Company shall have the right, in its sole discretion, to redeem in whole or in part any Series A Preferred Stock submitted for conversion, immediately prior to and in lieu of conversion ( Redemption Upon Receipt of Notice of Conversion ). If the Company elects to redeem some, but not all, of the Series A Preferred Stock submitted for conversion, the Company shall redeem from among the Series A Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each such Holder so submitting Series A Preferred Stock for conversion.

               (i)  Redemption Price Upon Receipt of a Notice of
Conversion. The redemption price per share of Series A Preferred
Stock under this Section 6(a) shall be calculated in accordance with the following formula ( Redemption Rate ):

        [[(.06)(N/365)(10,000)] + [10,000 x 5 Day Average Price]/
                                   Conversion Price

where,

      N,"Date of Conversion", "5 Day Average Price" and
"Conversion Price" shall have the same meanings as defined in
Section 5.

               (ii) Mechanics of Redemption Upon Receipt of
Notice of Conversion. The Company shall effect each such redemption by giving notice of its election to redeem, by facsimile, by 5:00 p.m. New York City time, within one (1) business day following the earlier of (x) receipt of a Notice of Conversion from a Holder by overnight or two-day courier, or (y) receipt by the Subscriber of a faxed confirmation from the Company confirming that the Company received a fax copy of the Notice of Conversion, which faxed confirmation shall be faxed by the Company to the Subscriber promptly upon the Company's receipt of a faxed copy of the Notice of Conversion, and the Company shall provide a copy of such redemption notice by overnight or two (2) day courier and facsimile, to (A) the Holder of the Series A Preferred Stock submitted for conversion at the address and facsimile number of such Holder appearing in the Company's register for the Series A Preferred Stock and (B) the Company's Transfer Agent. Such redemption notice shall indicate whether the Company will redeem all or part of the Series A Preferred Stock submitted for conversion and the applicable redemption price.

          (b) Company's Right to Redeem at its Election. At any time, commencing twelve (12) months and one (1) day after the Last Closing Date, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Series A Preferred Stock; provided (i) Company shall first provide thirty (30) days advance written notice as provided in subparagraph 6(b)(ii) below (which can be given beginning thirty (30) days prior to the date which is twelve (12) months and one (1) day after the Last Closing
Date), and (ii) that the Company shall be entitled to redeem Series A Preferred Stock having an aggregate Stated Value (as defined below) of a minimum of One Million Five Hundred Thousand Dollars ($1,500,000). If the Company elects to redeem some, but not all, of the Series A Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series A Preferred Stock.

               (i) Redemption Price At Company's Election. The "Redemption Price At Company's Election" shall be calculated as a percentage of Stated Value, as that term is defined below, of the Series A Preferred Stock redeemed pursuant to this Section 6(b), which percentage shall vary depending on the date of Redemption at Company's Election (as defined below), and shall be determined as follows:

Date of Notice of Redemption at
Company's Election                           % of Stated Value

12 months and 1 day to 18 months
following Last Closing Date                      130%

18 months and 1 day to 24 months
following Last Closing Date                      125%

24 months and 1 day to 30 months
following Last Closing Date                      120%

30 months and 1 day to 36 months
following Last Closing Date                      115%

     For purposes hereof, "Stated Value" shall mean the Original Series A Issue Price (as defined in Section 4(a)) of the shares of Series A Preferred Stock being redeemed pursuant to this
Section 6(b), together with the accrued but unpaid Premium (as defined in Section 4(a)).

               (ii) Mechanics of Redemption at Company's
Election. The Company shall effect each such redemption by giving at least thirty (30) days prior written notice ( Notice of Redemption At Company's Election ) to (A) the Holders of the Series A Preferred Stock selected for redemption, at the address and facsimile number of such Holder appearing in the Company's Series A Preferred stock register and (B) the Transfer Agent, which Notice of Redemption At Company's Election shall be deemed to have been delivered two (2) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption At Company's Election. Such Notice of Redemption At Company's Election shall indicate
(i) the number of shares of Series A Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the Date of Redemption At Company's Election ) and (iii) the applicable Redemption Price At Company's Election, as defined in subsection (b)(i) above. Notwithstanding the above, Holder may convert into Common Stock pursuant to section 5, prior to the close of business on the Date of Redemption at Company's Election, any Series A Preferred Stock which it is otherwise entitled to convert, including Series A Preferred Stock that has been selected for redemption at Company's election pursuant to this subsection 6(b); provided, however, that the Company, thereby, would retain its right to redeem upon receipt of a Notice of Conversion pursuant to section 6(a).

          (c)  Company Must Have Immediately Available Funds or
Credit Facilities. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under Sections 6(a) and 6(b) unless it has:

               (i) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

               (ii) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

               (iii)     an agreement with a standby underwriter
willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

               (iv) a combination of the items set forth in (i),
(ii) and (iii) above, aggregating the full amount of the redemption price.

          (d) Payment of Redemption Price. Each Holder submitting Preferred Stock being redeemed under this Section 6 shall send their Series A Preferred Stock Certificates so redeemed to the Company or its Transfer Agent no later than the Date of Redemption at Company's election, and the Company shall pay the applicable redemption price to that Holder within five
(5) business days of the Date of Redemption at Company's Election. The Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Company or its Transfer Agent, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, the Holder has complied with Section 5(c)(i).

          (e) Blackout Period. Notwithstanding the foregoing, the Company may not either send out a redemption notice or effect a redemption pursuant to Section 6(b) above during a Blackout Period (defined as a period during which the Company's officers or directors would not be entitled to buy or sell stock because of their holding of material non-public information), unless the Company shall first disclose the non-public information that resulted in the Blackout Period, provided, however, that no redemption shall be effected until at least ten (10) days after the Company shall have given the Holder written notice that the Blackout Period has been lifted.

     Section 7. Voting Rights. The Holders of the Series A Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the General Corporation Law of the State of Delaware ("Delaware Law"), and no Holder of Series A Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

     Notwithstanding the above, Company shall provide Holder with notification of any meeting of the shareholders regarding any major corporate events affecting the Company. In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to Holder, at least ten (10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     To the extent that under Delaware Law the vote of the Holders of the Series A Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under Delaware Law) shall constitute the approval of such action by the class. To the extent that under Delaware Law the Holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

     Section 8. Protective Provision. So long as shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Delaware Law) of the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock, and at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Holders:

               (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any Senior Securities so as to affect adversely the Series A Preferred Stock; provided, however, that no such change may be approved at any time on or prior to the fortieth (40th) day following the Last Closing Date unless such change is unanimously approved by all Holders;

               (b)  create any new class or series of stock
having a preference over or on parity with the Series A Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series A Preferred; or

               (c)  do any act or thing not authorized or
contemplated by this Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under
Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     In the event Holders of at least sixty-six and two thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the Dissenting Holders ) and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change (notwithstanding the sixty (60) day, ninety (90) day, and one hundred twenty (120) day holding requirements set forth in Section 5(a) hereof), or continue to hold their shares of Series A Preferred Stock provided, however, that the Dissenting Holders may not convert anytime on or before the fortieth (40th) day following the Last Closing Date.

     Section 9. Status of Redeemed or Converted Stock. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock.

     Section 10. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Preferred Stock.

Signed on ____________________, 1996


__________________________________________
                              ________________________________,
                              President

Attest:

__________________________
_________________, Secretary